EXHIBIT 99.1

Contact:
Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5550
karen.howard@cmworks.com

Immediate Release

Columbus McKinnon Reports 17% Revenue Increase and Significant Operating Income Growth in Fiscal 2012 First Quarter

●	Non-U.S. sales expanded 22% to $66 million, 47% of total sales

●	Operating profit improved $6.1 million, up 535%, as incremental sales generated 29% operating leverage

●	Non-cash pension curtailment charge unfavorably impacted operating margin and EPS by 80 basis points and $0.06, respectively

●	Solid balance sheet and financial flexibility to execute acquisition strategy

AMHERST, NY, July 22, 2011 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2012 first quarter that ended on June 30, 2011.

Market-share gains and strong order activity levels produce solid top-line growth

Net sales for the first quarter of fiscal 2012 were $139.8 million, up $20.7 million, or 17.4%, from the prior-year period as improving demand levels drove strong order activity globally.  Sales outside of the U.S. expanded 22% to $65.8 million, or 47% of total net sales, compared with $53.9 million, or 45% of total sales, in the first quarter of fiscal 2011.  Compared with the year-ago quarter, changes in foreign currency translation favorably impacted fiscal 2012 first-quarter sales by $7.2 million, or 6%.

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company.  U.S. industrial capacity utilization increased to 74.9% in June 2011, up from 71.9% in June 2010.  Eurozone capacity utilization has also been moving higher for the last eight quarters, reaching 81.3% in June 2011 compared with 76.8% in June of last year.

Timothy T. Tevens, President and Chief Executive Officer, commented, “We had a solid first quarter, realizing market share gains and economic expansion in all of our global markets.  The momentum that we started realizing in the middle of fiscal 2011 continued to build and positively impacted our business.  We are successfully targeting emerging markets in China, Latin America, and Eastern Europe which we plan to complement with strategic acquisitions as we identify the right opportunities.  We believe our growth opportunities in the world’s largest emerging markets could be substantial.”

Columbus McKinnon Reports 17% Revenue Increase and Significant Operating Income Growth in Fiscal 2012 First Quarter July 22, 2011

The fluctuation in sales compared with fiscal 2011’s first quarter is summarized as follows, in millions:

	Sales $ Change	Sales % Change
Increased volume	$11.0	9.3%
Pricing	2.5	2.1%
Foreign currency translation	7.2	6.0%
Total	$20.7	17.4%

The Company had net income of $2.8 million, or $0.14 per diluted share, in the fiscal 2012 first quarter compared with a loss of $0.7 million, or $0.04 loss per diluted share, in the prior-year period.  The fiscal 2012 quarter was negatively impacted by $1.2 million, or $0.06 per diluted share, due to a non-cash pension curtailment charge reflected in cost of goods sold.

Operating leverage from higher sales and effects of restructuring drive sustainable margin improvements

Gross profit increased to $35.6 million, or 25.5% of sales, for the fiscal 2012 first quarter from

$28.0 million, or 23.5% of sales, in fiscal 2011’s first quarter.  Gross profit was favorably impacted by the effect of the restructuring activities although the full effect has not yet been realized due to integration challenges at the Company’s forging operation.  While improvement is evident, the forging operation continued to underperform, negatively impacting gross profit by approximately $0.9 million, or 60 basis points, in the quarter as compared with the prior year.  As noted above, gross profit for the quarter was also unfavorably impacted by $1.2 million, or 80 basis points, due to a non-cash pension curtailment charge.

Mr. Tevens commented, “Our forging operations are improving as evidenced by our improved gross margin in the quarter and improvements in our past due backlog. The personnel and equipment changes we have made and are making are driving performance to our planned level and we expect to achieve the full effects of the restructuring in that operation by the end of this calendar year.”

Selling expenses were $16.0 million, up 5.3%, or $0.8 million, when compared with the first quarter of fiscal 2011, primarily due to foreign currency translation which had a $1.0 million unfavorable impact on selling expenses in the quarter.  As a percent of revenue, selling expenses were 11.5% compared with 12.8% in the same period last year.

General and administrative (G&A) expenses were $11.5 million in the first quarter of fiscal 2012, up 17.0%, or $1.7 million, from the previous fiscal year’s first quarter reflecting investments in personnel in emerging markets and new product development to address the Company’s growth plans.  Additionally, foreign currency translation had a $0.5 million unfavorable impact on G&A expenses in the quarter.  G&A expenses were 8.2% of revenue for both this year and last year’s first quarter.

Operating margin for the first quarter of fiscal 2012 was 5.2% compared with 1.0% in the prior year period.  “Our lower cost structure, together with our ongoing lean initiatives, has improved our operating efficiency, allowing us to better leverage stronger sales, which is reflected in enhanced profitability compared with the previous year period.  We expect that we can achieve 12% to 14% operating margins as we have done in the past,” Mr. Tevens added.

Restructuring charges, primarily for severance costs, were $0.4 million in the fiscal 2012 first quarter compared with $1.5 million in the fiscal 2011 first quarter.

Interest and debt expense was $3.5 million in the fiscal 2012 first quarter compared with $3.2 million in the first quarter of fiscal 2011.  During the fourth quarter of fiscal 2011, the Company refinanced its senior subordinated debt, replacing $125 million of 8 7/8% notes due in 2013 with $150 million of 7.875% notes due in 2019, taking advantage of historically low interest rates to lock in a lower rate for an extended term.

Columbus McKinnon Reports 17% Revenue Increase and Significant Operating Income Growth in Fiscal 2012 First Quarter July 22, 2011

The effective tax rate for the 2012 first quarter was not meaningful as a result of a U.S. deferred tax asset valuation allowance that was recorded in the third quarter of fiscal 2011.  The effective tax rate for fiscal 2012 is currently estimated at 20% to 25%.  Tax rates for the Company are impacted by the mix of income or loss among taxing jurisdictions, specifically U.S. versus foreign jurisdictions and the impact of various state taxes within the U.S.

Strong balance sheet provides financial flexibility to support growth initiatives

Debt, net of cash, at June 30, 2011 was $76.4 million, or 31.1% of total capitalization, compared with $78.8 million, or 30.2% of total capitalization, at June 30, 2010.  Gross debt at the end of this year’s first quarter was $154.2 million.  The Company also had $77.8 million of cash on hand as well as $66.2 million of availability on its $85 million line of credit, with nothing drawn and $18.8 million for outstanding letters of credit.

Cash provided by operations in the first quarter of fiscal 2012 was $0.9 million compared with $7.1 million of cash used in the first quarter of fiscal 2011.

Working capital as a percentage of sales was 18.1% at the end of the first quarter of fiscal 2012, relatively comparable to 18.0% at the end of the first quarter of fiscal 2011.  Columbus McKinnon’s long term goal is 15% working capital to sales.

Capital expenditures for the first quarter of fiscal 2012 were $3.2 million compared with $2.2 million in the prior-year period.  The Company anticipates capital spending will be approximately $13 million to $15 million, including approximately $3 million to $4 million for its global ERP system initiative, in fiscal 2012.  Capital investments are focused on new product development, productivity enhancements, systems development and implementation, and maintenance.

Company expects solid growth to continue throughout fiscal 2012

Backlog was $98.9 million at June 30, 2011, compared with $88.2 million at June 30, 2010.  Although the time to convert the majority of backlog to sales typically averages from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months.  As of June 30, 2011, approximately $25.3 million of backlog is scheduled for shipment beyond September 30, 2011.

Mr. Tevens noted, “Many of the world’s economies continue to experience growth, and more importantly we expect demand for our products to remain positive.  However, given the growth realized in the latter half of fiscal 2011, we expect the comparative rate of growth to temper somewhat in the latter half of fiscal 2012.  We believe that our many initiatives to gain share by leveraging our product leadership positions and our product development activities, together with our investments in emerging markets, will enable us to ultimately achieve our long-term goal of $1 billion in sales with half of it coming from outside the U.S.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically lift, position or secure material. Key products include hoists, cranes, actuators, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Columbus McKinnon routinely posts news and other comprehensive information on its web site at http://www.cmworks.com.

Teleconference/webcast

A teleconference and webcast have been scheduled for July 22, 2011 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, asking to be placed in the "Columbus McKinnon First Quarter Fiscal 2012 Conference Call," providing the password "Columbus McKinnon," and identifying conference leader "Tim Tevens" when asked.  The toll number for parties outside the United States and Canada is 1-210-234-7695.

Columbus McKinnon Reports 17% Revenue Increase and Significant Operating Income Growth in Fiscal 2012 First Quarter July 22, 2011

The presentation slides that will be discussed and the webcast of the conference call will be accessible at Columbus McKinnon's web site: http://www.cmworks.com/investors.

An audio recording of the call will be available two hours after its completion and until August 21, 2011 by dialing 1-866-456-9363 or the toll number for parties outside the United States and Canada, 1-203-369-1268.  Alternatively, you may access an archive of the call on Columbus McKinnon's web site at: http://www.cmworks.com/investors/NewsPresentations.aspx until August 12, 2011.  A transcript of the call will also be posted to the website once available.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Columbus McKinnon Reports 17% Revenue Increase and Significant Operating Income Growth in Fiscal 2012 First Quarter July 22, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)

	Three Months Ended
	June 30, 2011	June 30, 2010	Change
Net sales	$139,760	$119,087	17.4%
Cost of products sold	104,118	91,072	14.3%
Gross profit	35,642	28,015	27.2%
Gross profit margin	25.5%	23.5%
Selling expense	16,026	15,215	5.3%
General and administrative expense	11,452	9,785	17.0%
Restructuring charges	430	1,450	-70.3%
Amortization	521	429	21.4%
Income from operations	7,213	1,136	534.9%
Operating margin	5.2%	1.0%
Interest and debt expense	3,504	3,233	8.4%
Other income	(425)	(537)	-20.9%
Income (loss) before income tax expense (benefit)	4,134	(1,560)	NM
Income tax expense (benefit)	1,355	(838)	NM
Net income (loss)	$2,779	$(722)	NM

Average basic shares outstanding	19,173	19,013	0.8%
Basic income (loss) per share:
Net income (loss)	$0.14	$(0.04)	NM

Average diluted shares outstanding	19,524	19,013	2.7%
Diluted income (loss) per share:
Net income (loss)	$0.14	$(0.04)	NM

Columbus McKinnon Reports 17% Revenue Increase and Significant Operating Income Growth in Fiscal 2012 First Quarter July 22, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED

(In thousands)

	June 30, 2011	March 31, 2011
ASSETS
Current assets:
Cash and cash equivalents $	77,764	$80,139
Trade accounts receivable	80,982	77,744
Inventories	96,428	90,031
Prepaid expenses and other	14,649	14,294
Total current assets	269,823	262,208

Net property, plant, and equipment	60,095	59,360
Goodwill	106,625	106,055
Other intangibles, net	18,089	18,089
Marketable securities	25,412	24,592
Deferred taxes on income	1,302	1,217
Other assets	7,041	7,351
Total assets $	488,387	$478,872

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes payable to banks $	394	$473
Trade accounts payable	38,727	37,174
Accrued liabilities	54,995	56,455
Restructuring reserve	-	47
Current portion of long-term debt	1,171	1,116
Total current liabilities	95,287	95,265

Senior debt, less current portion	4,656	4,949
Subordinated debt	147,935	147,867
Other non-current liabilities	71,110	68,645
Total liabilities	318,988	316,726

Shareholders' equity:
Common stock	191	191
Additional paid-in capital	186,813	184,884
Retained earnings	1,707	(1,072)
ESOP debt guarantee	(1,298)	(1,407)
Accumulated other comprehensive loss	(18,014)	(20,450)
Total shareholders' equity	169,399	162,146
Total liabilities and shareholders' equity $	488,387	$478,872

Columbus McKinnon Reports 17% Revenue Increase and Significant Operating Income Growth in Fiscal 2012 First Quarter July 22, 2011

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)

	Three Months Ended
	June 30, 2011	June 30, 2010
Operating activities:
Net income (loss)	$2,779	$(722)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,974	2,889
Deferred income taxes	(46)	(1,158)
Other	608	447
Changes in operating assets and liabilities:
Trade accounts receivable	(2,976)	1,131
Inventories	(6,124)	(2,399)
Prepaid expenses	(391)	(1,031)
Other assets	236	104
Trade accounts payable	1,523	4,402
Accrued and non-current liabilities	2,324	(10,736)
Net cash provided by (used for) operating activities	907	(7,073)

Investing activities:
Purchase of marketable securities, net	(462)	(14)
Capital expenditures	(3,161)	(2,249)
Net cash used for investing activities	(3,623)	(2,263)

Financing activities:
Net borrowings (payments) under lines-of-credit	(79)	(169)
Repayment of debt	(238)	(583)
Other	109	112
Net cash used for financing activities	(208)	(640)

Effect of exchange rate changes on cash	549	(878)

Net change in cash and cash equivalents	(2,375)	(10,854)
Cash and cash equivalents at beginning of year	80,139	63,968
Cash and cash equivalents at end of period	$77,764	$53,114

Columbus McKinnon Reports 17% Revenue Increase and Significant Operating Income Growth in Fiscal 2012 First Quarter July 22, 2011

COLUMBUS McKINNON CORPORATION Additional Data - UNAUDITED

	June 30, 2011		June 30, 2010		March 31, 2011
Backlog (in millions)	$98.9		$88.2		$89.4

Trade accounts receivable
days sales outstanding	52.7	days	53.3	days	49.1	days

Inventory turns per year
(based on cost of products sold)	4.3	turns	4.5	turns	4.7	turns
Days' inventory	84.9	days	81.1	days	77.1	days

Trade accounts payable
days payables outstanding	33.8	days	35.4	days	31.8	days

Working capital as a % of sales	18.1%		18.0%		16.9%

Debt to total capitalization percentage	47.6%		42.0%		48.8%
Debt, net of cash, to total capitalization	31.1%		30.2%		31.4%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total
FY 12	63	64	58	65	250
FY11	63	64	59	64	250